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                                                                   Exhibit 8.1

             [JEFFER, MANGELS, BUTLER & MARMARO LLP LETTERHEAD]



                                   May 13, 1996                    50036-0045




Presidential Mortgage Company
21031 Ventura Boulevard
Woodland Hills, CA  91364

Attn:  Mr. Joel R. Schultz

                 Re:      TAX OPINION FOR PRESIDENTIAL MORTGAGE COMPANY

Dear Mr. Schultz:

                 You have requested our opinion (the "Opinion") regarding the material federal income tax consequences of a series of transactions as more fully described in the Proxy Statement/Prospectus (such transaction as hereinafter referred to collectively as the "Restructuring Plan").

                 We have participated with you in the preparation of the Registration Statement, of which the Proxy Statement/Prospectus is a part, which was filed with the Securities and Exchange Commission on November 24, 1995, and amended from time to time thereafter. It is anticipated that the Registration Statement will be declared effective on or about May 13, 1996.

                 The Opinion expressed herein is based on the following assumptions:

                 1. The Restructuring Plan will be approved by the limited partners as described in the Proxy Statement/Prospectus and all of the transactions discussed therein shall be validly effectuated.

                 2. The representations of the general partner contained in that certain representation letter dated of even date herewith are true and correct as of the date hereof.

                 3. Presidential Mortgage Company is currently taxed as a partnership for Federal Income Tax purposes.
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JEFFER, MANGELS, BUTLER & MARMARO LLP

Presidential Mortgage Company
May 13, 1996
Page 2


                 Based upon the foregoing, and on the current version of the Internal Revenue Code, of 1996 as amended, treasury relations promulgated thereunder, legislative history, published rulings, court decisions and precedents, and based upon all of the limitations, qualifications, assumptions and other factual statements contained in the Proxy Statement/Prospectus, it is our opinion that it is more likely than not that the material income tax consequences of the Restructuring Plan are as described in the Proxy Statement/Prospectus in the section entitled "Federal Income Tax Consequences".

                 We express no opinion herein other than with respect to the issues described in the Proxy Statement/Prospectus in the section entitled "Federal Income Tax Consequences," and then only on the conditions and subject to the qualifications set forth herein and therein. However, the positions of the Internal Revenue Service and the courts as to such issues change frequently, and therefore there can be no assurance that the consequences as described in the Proxy Statement/Prospectus will not be challenged. Any change or modification of the authorities cited herein or in the Proxy Statement/Prospectus could adversely affect the income tax consequences of the Restructuring Plan, and such changes may be applied retroactively. Such changes may invalidate this Opinion.



                                        Very truly yours,


                                    /s/ JEFFER, MANGELS, BUTLER & MARMARO LLP
                                    -----------------------------------------
                                        Jeffer, Mangels, Butler & Marmaro LLP





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